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                                                                     EXHIBIT 9.3

                         PM SUPPORT SERVICES AGREEMENT


             This AGREEMENT is made this ____ day of __________, 1996 by and between Pacific Innovations Trust, a Delaware business trust (the "Fund"), and Pacific Mutual Life Insurance Company (the "Servicer" or "PM"), a California mutual life insurance company.

             WHEREAS, the Pacific Innovations Trust (the "Fund") is registered with the Securities and Exchange Commission ("SEC") as an open- end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

             WHEREAS, the Fund is authorized to issue shares of beneficial interest ("Shares") in separate portfolios with each such portfolio representing interests in a separate portfolio of securities and other assets; and

             WHEREAS, the Fund initially established eight (8) portfolios, which are designated as the Money Market Portfolio, Managed Bond Portfolio, Capital Income Portfolio, Blue Chip Portfolio, Mid-Cap Equity Portfolio, International Portfolio and Aggressive Growth Portfolio being herein individually referred to as each "Portfolio" or collectively referred to as the "Portfolios"; and

             WHEREAS, the Fund is available to offer shares of one or more of its Portfolios to the separate accounts of PM that fund variable annuity contracts ("Variable Contracts") and to serve as an investment medium for Variable Contracts offered by PM and other portfolios as may be established in the future; and

             WHEREAS, pursuant to a Management Agreement between the Fund and Bank of America NT&SA ("Management Agreement") the Fund has retained Bank of America NT&SA ("BofA") to provide investment advisory services with respect to the Portfolios in the manner and on the terms thereinafter set forth; and

             WHEREAS, pursuant to the Management Agreement, the Fund has also retained BofA to provide certain administrative and management services with respect to the Portfolios in the manner and on the terms thereinafter set forth; and

             WHEREAS, the Fund wishes to retain PM to provide certain support services to the Fund with respect to the Portfolios in the manner and on the terms hereinafter set forth; and

             WHEREAS, PM is willing to furnish such in the manner and on the terms hereinafter set forth;

             NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:
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             1.      Appointment.  The Fund hereby appoints PM as the support
servicer (the "Servicer") to provide the administrative and other services with respect to the Portfolios for the period and on the terms set forth in this Agreement. The Servicer accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

             In the event the Fund establishes and designates additional portfolios with respect to which it desires to retain the Servicer to render administrative and other services hereunder, it shall notify the Servicer in writing. If the Servicer is willing to render such services it shall notify the Fund in writing, whereupon such additional portfolios shall become a Portfolio hereunder.

             2. Duties. Subject to the general supervision of the Trustees, the Servicer shall provide those support services reasonably necessary for the operation of the Portfolio other than the administrative services and investment advisory services provided by BofA pursuant to the Management Agreement.

                     (a) Support Services. The Servicer shall initially provide the Fund and the Portfolios, at the Servicer's expense, with the services necessary to organize the Fund so that the Fund can conduct business as described in its Registration Statement.

                     (b) The services hereunder shall also include the following: (i) coordinating matters relating to the operation of the Separate Account with the Portfolios, including any necessary coordination with the custodian, transfer agent, dividend disbursing agent, and recordkeeping agent, accountants, attorneys, and other parties performing services or operational functions for the Portfolios; (ii) maintaining such appropriate books and records of the Separate Accounts, including contractowner information as may be required by applicable federal or state law;
             (iii) providing information periodically to contractowners showing their interest in the Separate Accounts or subaccounts thereof that invest in the Fund or in any Portfolios thereof; (iv) addressing inquiries for contractowners relating to investing, exchanging or transferring, or redeeming interests under the Variable Contract and the Separate Account or subaccounts or any Portfolios thereof funding such Variable Contracts, which inquiries may relate to the Fund or a Portfolio thereof; (v) providing explanations to owners regarding Fund investment objectives and policies and other information about the Fund and its Portfolios, including the performance of the Portfolios; (vi) delivering any notices of shareholder meetings and proxy statements accompanying such notices in connection with general and special meetings of shareholders of the Fund under which contractowner may have voting rights, and tabulating the voting of contractowners tendering voting instructions to the Separate Account; (vii) coordinating the preparation of the necessary documents with the SEC and other federal and state regulatory authorities as may be required; and (viii) taking such





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             other action as may be required by applicable law, with respect to the foregoing, including without limitation the rules and regulations of the SEC and of state insurance authorities and other regulatory agencies.

                     (c) The Servicer shall also make its officers and employees available to the Trustees and officers of the Fund for consultation and discussions regarding the administration of the Portfolios and services provided to the Portfolios under this Agreement.

                     (d)      In performing these services, the Servicer:

                              (i) Shall conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund's Trustees, and with the provisions of the Fund's Registrations Statement filed on Form N-1A as supplemented or amended from time to time.

                              (ii) Will make available to the Fund, promptly upon request, appropriate books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Servicer's services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

                              (iii)   Will regularly report to the Fund's
                     Trustees on the services provided under this Agreement and will furnish the Fund's Board of Trustees with respect to the Portfolios such periodic and special reports as the Trustees may reasonably request.

             3. Documentation. The Fund has delivered copies of each of the following documents to the Servicer and will deliver to it all future amendments and supplements thereto, if any:

                     (a) the Fund's Registration Statement as filed with the SEC and any amendments thereto; and

                     (b) exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

             4. Independent Contractor. The Servicer shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided





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herein or authorized by the Board of Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

             5. Service Fee. As compensation for the services rendered under this Agreement, the Fund shall pay to the Servicer a fee based on the average daily net assets of each of the Portfolios at an annual rate of .16%. The fees payable to the Servicer for all of the Portfolio shall be computed and accrued daily and paid monthly. If the Servicer shall serve for less than any whole month, the foregoing compensation shall be prorated.

             6. Non-Exclusivity. It is understood that the services of the Servicer hereunder are not exclusive, and the Servicer shall be free to render similar services to other investment companies and other clients.

             7. Expenses. During the term of this Agreement, the Servicer will pay all ordinary expenses incurred by it in connection with its obligations under this Agreement.

             8. Liability. The Servicer shall give the Fund the benefit of the Servicer's best effort in rendering services under this Agreement. The Servicer may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Servicer's undertaking to render services under this Agreement, the Fund agrees that neither the Servicer nor its officers, directors, or employees shall be subject to any liability for any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in performance of the Servicer's duties, or by reason of reckless disregard of the Servicer's obligations and duties under this Agreement. This provision shall govern only the liability to the Fund of the Servicer and that of its officers, directors, and employees, and shall in no way govern the liability to the Fund or the Servicer or provide a defense for any other person including persons that provide services for the Portfolios as described in
Section 2(b) of this Agreement.

             9. Terms and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for two years from such date, and shall continue thereafter on an annual basis with respect to the Portfolios provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Fund, or (b) by vote of a majority of the outstanding voting shares of the Portfolios, and provided continuance is also approved by the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Fund, or PM, cast in person at a meeting called for the purpose of voting on such approval.

             This Agreement may be terminated:





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                     (a)      by the Fund at any time with respect to the
             services provided by the Servicer, by vote of a majority of the entire Board of Trustees of the Fund or by a vote of a majority of the outstanding voting shares of the Fund or, with respect to a particular Portfolio, by vote of a majority of the outstanding voting shares of such Portfolio, on sixty (60) days' written notice to the Servicer;

                     (b) by the Servicer at any time, without the payment of any penalty, upon sixty (60) days' written notice to the Fund.

             10. Notices. Notices of any kind to be given to the Servicer by the Fund shall be in writing and shall be duly given if mailed or delivered to the Servicer at 700 Newport Center Drive, Newport Beach, California 92660,
Attention: Law Department , or to such other address or to such individual as shall be specified by the Servicer. Notices of any kind to be given to the Fund by the Servicer shall be in writing and shall be duly given if mailed or delivered to, _________________ or to such other address or to such individual as shall be specified by the Fund.

             11. Fund Obligations. A copy of the Fund's Agreement and Declaration of Trust is on file with the Secretary of the state of Delaware and notice is hereby given that the Agreement has been executed on behalf of the Trust by a trustee of the Trust in his or her capacity as trustee and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer, or shareholders of the Fund individually.

             12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

             13.     Miscellaneous.

                     (a) This Agreement shall be governed by the laws of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

                     (b) If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.





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                     (c)      The captions in this Agreement are included for
             convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

                      (d) This Agreement may not be assigned by the Fund or the Servicer without the consent of the other party.

             IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

                                      PACIFIC INNOVATIONS TRUST,
                                      a Delaware business trust


                                      By: ________________________

                                      By: ________________________


                                      PACIFIC MUTUAL LIFE INSURANCE COMPANY,
                                      a California mutual life insurance
                                      Company

                                      By: ________________________________

                                      By: ________________________________




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